EXHIBIT 99(i)

Press Release

RELIABRAND INC. ANNOUCES COMPLETION OF PURACHSE OF ADIRI™ ICONIC BABY BOTTLES INTELLECTUAL PROPERTY

Kelowna, British Columbia, April 29, 2011 – ReliaBrand Inc. (OTCBB: RLIA.OB) announced today that its Asset Purchase Agreement with 0875505 B.C. Ltd. has closed.  As part of the Agreement, ReliaBrand Inc. (the “Company”) acquired multiple patents and trademarks acquired by 0875505 BC through a receivership proceeding of Adiri, Inc. (Adiri”). Adiri was granted the initial patents and trademarks.  These patents and trademarks relate to a baby bottle and related components.  The Company also received cash, notes receivable, resin, contracts to manufacture a newer version of the baby bottle and assumed accounts payable of approximately U.S. $27,500.  The Company is issuing 35,000,000 shares of its common stock, par value $.0001, in restricted form, to 0875505 BC as consideration for the assets it acquired.

In announcing the closing of the transaction, along with the filing of an amended Form 8-K, Antal Markus, President of the Company, stated that the Company is now poised to begin negotiations with manufacturers to produce the revamped Adiri™ baby bottles .  Mr. Markus explained that the Company “is meeting with retailers and vendors to establish distribution channels for the bottles in addition to meeting plastics producers and manufacturers.”

One of the assets purchased included the Adiri™ bottle has achieved more international design recognition than any other bottle of any kind in history, winning 15 internationally recognized product design competitions including tying for first place with the “Apple iPod touch” among 23,000 international product submissions. The iconic and patented “natural breast shape” and “petal vent” are among the features that reduced colic and improved the infant feeding experiences that resulted in earning Adiri™ the prestigious MDEA (Medical Design Excellence Award).

Information will soon be available by visiting www.reliabrandinc.com.

Safe Harbor Provision

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of the effectiveness of management's strategies and decisions, general economic and business conditions, new or modified statutory or regulatory requirements and changing price and market conditions. No assurance can be given that these are all the factors that could cause actual results to vary materially from the forward-looking statements.

Contact:

ReliaBrand Inc.
Antal Markus, President
1-250 864-5216